QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Independent Auditors' Consent

The Board of Directors and Stockholders
Caldera International, Inc.:

We consent to the incorporation by reference in Registration Statement No.s 333-43822, 333-97865, and 333-100105 on Form S-8 and Registration Statement No. 333-65658 on Form S-3 of Caldera International, Inc. of our report dated January 27, 2003, on the consolidated balance sheet of Caldera International, Inc. and subsidiaries as of October 31, 2002, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the year then ended, which report appears in the October 31, 2002 Annual Report on Form 10-K of Caldera International, Inc.

/s/ KPMG LLP

Salt Lake City, Utah
January 27, 2003

QuickLinks

  Exhibit 23.1